EXHIBIT 10.6

Agency Agreement

December 20, 2011

This Agreement made and entered into this 20th day of December of 2011 by and between NET CREATION CO., LTD. a corporation duly organized and existing under the laws of Japan and having its principal place of business at 1-8-10 TOKO Bldg, Muromachi, Nihonbashi, Chuo-ku, Tokyo 103-0022, Japan(hereinafter called Supplier) and NSJ-US Co., LTD. a corporation duly organized and existing under the laws of the State of Nevada and having its principal place of business at 1955 BARING BLVD, SPARKS, NV 89434, USA(hereinafter called Agent)

WITNESSETH:

WHEREAS, Supplier is desirous of exporting the services hereinafter specified to the territory hereinafter specified and to appoint Agent as its sole agent under the terms and conditions stipulated herein, and

WHEREAS, Agent is desirous of acting as a commission agent for Supplier's sales of the said products under the said terms and conditions in the said territory,

NOW, THEREFORE, it is mutually agreed as follows:

Article 1 Appointment

During the life of this Agreement, Supplier hereby appoints Agent as its commission agent to solicit orders for Services as stipulated in Article 2 hereof, from customers in Territory as stipulated in Article 3 hereof, and Agent accepts such appointment.

Article 2 Services

The services covered under this Agreement shall be confined to deputize services of Google adwards and Yahoo! Listing advertisement (hereinafter called Services).

Article 3 Territory

The territory covered under this Agreement shall be confined to

U.S.A (hereinafter called Territory).

Article 4 Privity

(1) Agent's function hereby entrusted shall consist in soliciting orders from customers for Supplier and in affording a reasonable assistance for the sake of Services in Territory with a view to helping Supplier.

(2) gent shall not be authorized to conclude contract or receive payment on Supplier's behalf, and shall not make any representation, warranty, promise or any other act binding Supplier.

Agent shall protect, defend, indemnify and reimburse Supplier from any claim, debt and liability resulting from any act made by Agent in excess of or contrary to Agent's function specified hereunder.

Article 5 Exclusivity

Agent shall not solicit orders outside Territory nor tender Services to any person or corporation whose business domicile is outside Territory. However, Agent shall forward to Supplier without any claim to commission any inquiry or order from such person or corporation.

Article 6 Scope of Work.

(1) Supplier shall make the materials for marketing and report the required information for sales to Agent.

(2) When Supplier accepts an order from Agent, Supplier shall supply the services without delay.

(3) Agent shall do sales promotion for Services

(4) When Agent accepts an order from client, Agent shall report the order to Supplier by mail without delay.

(5) Agent shall collect the bill of Services.

Article 7 Commission

(1) Supplier bills Agent for amount of sixty (60) percent of Service charge by cycle billing.

(2) Agent shall pay the amount to Supplier’s bank account before the final day of next month.

Article 8 Confidentiality

The commercial information given by Supplier will be supplied and disclosed to Agent in confidence. Except where such confidential information otherwise becomes public knowledge, Agent shall not disclose such confidential information or otherwise use it except for such disclosure to employees and buyers as may be necessary in connection with sale and use of Services.

The obligations of this Article shall survive termination of this Agreement for the period of one(1) year after such termination.

(2) Before engaging in any or particular advertising for Supplier, such as press advertisements, pamphlets, circulars, exhibition arrangements, etc., Agent shall obtain Supplier's approval in writing.

(3) Agent shall give Supplier all reasonable assistance in advertising campaigns to be run by Supplier itself in Territory.

(4) Supplier shall provide Agent free of charge with all available documentation required to exercise agent business.

Such documentation shall include catalogs, pamphlets, price lists, Supplier's general terms and conditions of sale, contract forms used by Supplier, etc.

Article 9 Compliance

Agent states compliance with any law in sales promotion.

Article 10 Force Majeure

(1) Supplier shall report contingency on server system to Agent without delay.

(2) In case of (1), Supplier shall discuss with Agent.

Article 11 Duration

(1) This Agreement shall be valid and in force for a period of one （1） year commencing from the date appearing at the first above written upon the signing of both Supplier and Agent and shall be automatically renewed thereafter on a year to year basis, unless either party hereto gives the other party a written notice not to renew this Agreement at least thirty (30) days before expiration of the original term or any extension of this Agreement.

(2) Either party hereto may cause this Agreement to be terminated upon the expiration of the said one year or renewed term without paying the other party any remuneration for such termination.

Article 12 Termination

(1) In case there is a default by either party of any provision of this Agreement during the life of this Agreement, the parties hereto shall first of all try to settle any matter arising from such default as soon and amicably as possible to mutual satisfaction. Unless settlement should be reached without delay after notification in writing of the other party, such other party has the right to terminate this Agreement and the loss and damages sustained thereby shall be indemnified by the party responsible for such default.

(2) Either party hereto has the right to terminate this Agreement without any notice to the other party in the event of such other party's bankruptcy, insolvency, dissolution, modification, consolidation, receivership proceedings affecting the operation of business or discontinuation of business for any reason and/or reorganization by the third party.

Article 13 Assignment

The right and obligations of this Agreement shall not be assigned without the prior written consent of the other party.

Article 14 Exclusive Court

An exclusive court under this agreement is a district court of Tokyo.

Article 15 Trade Terms & Governing Law

This Agreement shall be governed by and under the laws of Japan as to all matters including validity, construction and performance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and duplicate to be signed and sealed by their duly authorized officers or representatives on the date first above written.

Supplier：

NET CREATION CO., LTD.

Representative Director  Takanaga Ichikawa

Agent：NSJ-US Co., Ltd.

President  Toshikazu Joko